                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-61758

            Prospectus Supplement to Prospectus dated June 8, 2001.

                                3,500,000 Shares

                               TECO ENERGY, INC.

                                  Common Stock

                             ----------------------

  The common stock is listed on The New York Stock Exchange under the symbol "TE". The last reported sale price of the common stock on October 9, 2001 was $26.80 per share.

                             ----------------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

  Goldman Sachs has agreed to purchase the shares of common stock from TECO Energy at a price of $26.72 per share, which will result in $93,520,000 of proceeds to TECO Energy before deducting offering expenses.

  Goldman Sachs may offer the common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

                             ----------------------

  Goldman Sachs expects to deliver the shares against payment in New York, New York on October 12, 2001.

                              GOLDMAN, SACHS & CO.

                             ----------------------

                  Prospectus Supplement dated October 9, 2001.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

  This document is in two parts. The first is this prospectus supplement, which describes the specific details of this offering. The second part, the accompanying base prospectus, provides more general information. Generally, when we refer to this "prospectus," we are referring to both documents combined.

  Some of the information in the base prospectus does not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

                                USE OF PROCEEDS

  Our net proceeds from the sale of the 3,500,000 shares of common stock in this offering (after deducting estimated offering expenses) will be approximately $93.4 million. We intend to use those net proceeds for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, reduction of indebtedness and other business opportunities, including acquisitions and investments to expand our generating assets. Pending such uses, we will invest the net proceeds in short-term, interest bearing, investment grade securities or obligations of, or guaranteed by, the United States or its agencies.

                                  UNDERWRITING

  We have entered into an underwriting agreement with Goldman, Sachs & Co. with respect to the shares being offered. Subject to certain conditions, Goldman Sachs has agreed to purchase all of the shares.

  Goldman Sachs is committed to take and pay for all of the shares being offered, if any are taken.

  Goldman Sachs proposes to offer the shares of common stock from time to time for sale in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. Goldman Sachs may not offer the shares of common stock to the public through the facilities of a national securities exchange or to or through a market maker. In connection with the sale of the shares of common stock offered hereby, Goldman Sachs may be deemed to have received compensation in the form of underwriting discounts. Goldman Sachs may effect such transactions by selling shares of the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman Sachs and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

  In connection with the offering, Goldman Sachs may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman Sachs of a greater number of shares than it is purchasing in this offering. Goldman Sachs must close out any short position by purchasing shares in the open market. A short position is more likely to be created if Goldman Sachs is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman Sachs in the open market prior to the completion of the offering.

  Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The New York Stock Exchange, in the over-the-counter market or otherwise.

  We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $100,000.

  We have agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

  Goldman Sachs from time to time provides investment banking and financial advisory services to us.

                                 LEGAL MATTERS

  Palmer & Dodge LLP, Boston, Massachusetts will provide us with an opinion as to legal matters in connection with the validity of the securities offered by this prospectus. Ropes & Gray, Boston, Massachusetts will pass upon legal matters for Goldman Sachs.

PROSPECTUS

                               TECO ENERGY, INC.

                Debt Securities, Preferred Stock, Common Stock,
          Stock Purchase Contracts, Stock Purchase Units and Warrants

                               ------------------

  We plan to offer to the public from time to time:

  - debt securities consisting of debentures, notes or other evidences of indebtedness,

  - preferred stock,

  - common stock,

  - stock purchase contracts,

  - stock purchase units, and

  - warrants or other rights to purchase common stock, preferred stock or debt securities.

  Our common stock trades on the New York Stock Exchange under the symbol "TE".

  This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific issue, including the offering price of the securities. You should read both this prospectus and any prospectus supplement or term sheet, together with the additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 16 of this prospectus, before you make your investment decision.

  We will sell the securities to underwriters or dealers, through agents, or directly to investors.

                               ------------------

  Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                               ------------------

                  The date of this prospectus is June 8, 2001.

  TECO Energy, Inc. - 702 North Franklin Street - Tampa, Florida 33602 - (813)
                                    228-4111

                                  RISK FACTORS

  For any securities offered and sold under this prospectus, we will include risk factors, if appropriate, in the applicable prospectus supplement or term sheet relating to those securities.

                           FORWARD-LOOKING STATEMENTS

  This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as "anticipate," "believe," "expect," "intend," "may," "project," "will" or other similar words to identify forward-looking statements.

  Without limiting the foregoing, any statements relating to our

  - anticipated capital expenditures;

  - future cash flows and borrowings;

  - potential future merger opportunities; and

  - sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

  Among the factors that could cause actual results to differ materially are:

  - our ability to find and successfully implement attractive investments in unregulated businesses;

  - interest rates and other factors that could impact our ability to obtain access to sufficient capital on satisfactory terms;

  - variations in weather conditions affecting energy sales and operating costs;

  - potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

  - commodity price changes, including energy price changes affecting our merchant plants;

  - changes in environmental regulation that may impose additional costs or curtail some of our activities;

  - our ability to successfully develop, construct, finance and operate our independent power projects on schedule and within budget;

  - our ability to successfully complete our other projects on schedule and within budget;

  - federal and state regulatory initiatives that increase competition or costs, threaten investment recovery, or impact rate structure;

  - the degree to which we are able to successfully develop and operate our diversified businesses;

  - our ability to operate our synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits;

  - available sources and costs of commodities; and

  - inflationary trends, interest rates and other general economic conditions, particularly those affecting energy sales in our service area.

  When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including the information included in our Annual Report on Form 10-K under the caption "Investment Considerations."

                                  TECO ENERGY

  We are an electric and gas utility holding company with important unregulated activities. We are in the process of transforming from a predominantly regulated energy company to one that is predominantly operating in deregulated competitive markets. Our unregulated businesses include independent power generation and distribution, marine transportation, coal mining, coalbed methane gas production, the marketing of natural gas, energy services and engineering and, indirectly, the sale of propane gas. You can find a more complete description of our business and recent activities in the documents listed under "WHERE YOU CAN FIND MORE INFORMATION." The address of our principal executive office is 702 North Franklin Street, Tampa, Florida 33602, and the telephone number is (813) 228-4111.

       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown. If any series of debt or preferred stock securities should be used to repay our outstanding debt or retire other securities, we will present a pro forma ratio in the applicable prospectus supplement or term sheet if the change in a ratio would be ten percent or greater.

                                      THREE MONTHS    TWELVE MONTHS                  YEAR ENDED DECEMBER 31,
                                         ENDED            ENDED        ----------------------------------------------------
                                     MARCH 31, 2001   MARCH 31, 2001     2000       1999       1998       1997       1996
                                     --------------   --------------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed
  Charges..........................      2.49x            2.45x         2.55x     3.25x(1)   3.67x(2)   3.77x(3)    3.72x
Ratio of Earnings to Fixed Charges
  and Preferred Stock Dividends....      2.49x            2.45x         2.55x     3.25x(1)   3.67x(2)   3.77x(3)    3.72x

---------------
For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

(1) Includes the effect of non-recurring pretax charges totaling $21.0 million recorded in the third and fourth quarters of 1999. Charges consisted of the following: $10.5 million recorded at Tampa Electric on Florida Public Service Commission audits of its 1997 and 1998 earnings which limited its equity ratio to 58.7 percent; $3.5 million at Tampa Electric to resolve litigation filed by the U.S. Environmental Protection Agency; $6 million at TECO Investments to adjust the carrying value of certain leveraged leases; and $4.3 million at Tampa Electric and a $3.3 million net benefit at TECO Energy for corporate income tax settlements related to prior years' tax returns. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.60x for the year ended December 31, 1999.

(2) Includes the effect of non-recurring pretax charges totaling $30.5 million associated with write-offs at TECO Coal and Tampa Electric, and $0.6 million pretax of merger-related costs. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.95x for the year ended December 31, 1998.

(3) Includes a $2.6-million pretax charge for all costs associated with the Peoples Gas Systems and West Florida Natural Gas Company mergers completed in June 1997. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.79x for the year ended December 31, 1997.

                         DESCRIPTION OF DEBT SECURITIES

  The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. We will issue debt securities in one or more series under an indenture dated as of August 17, 1998 between us and The Bank of New York, as trustee. We filed the indenture as an exhibit to the registration statement on Form S-3 dated November 28, 2000. The following description of the terms of the debt securities summarizes only the material terms of the debt securities. The description is not complete, and we refer you to the indenture, which we incorporate by reference.

GENERAL

  The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

  Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

  - the title of the debt securities;

  - any limit on the total principal amount of the debt securities;

  - the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

  - the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

  - the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

  - if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

  - the place or places where the principal of and interest on the debt securities will be payable;

  - any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or analogous provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

  - the denominations in which we will issue the debt securities, if other than denominations of $1,000;

  - the terms and conditions, if any, on which we may redeem the debt securities;

  - the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

  - whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption "Global Securities";

  - any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

  - any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

  - any terms relating to the conversion of the debt security into our common stock, preferred stock or other security issuable by us;

  - any subordination of the debt securities to any of our other indebtedness;
    and

  - other material terms of the debt securities.

  Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

  We will issue debt securities only in fully registered form, without coupons, in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

  The principal of, and any premium and interest on, any debt securities will be payable at the corporate trust office of The Bank of New York in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

  We will have the right to redeem the debt securities only upon written notice mailed between 30 and 60 days prior to the redemption date.

  If we plan to redeem the debt securities, before the redemption occurs, we are not required to:

  - issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

  - after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except, if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

  We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars in the relevant prospectus supplement or term sheet.

  The debt securities do not provide special protection in the event we are involved in a highly leveraged transaction.

  The debt securities are obligations exclusively of TECO Energy, Inc., which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries' earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the debt securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the debt securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.

GLOBAL SECURITIES

  If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

  The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

CONSOLIDATION, MERGER, ETC.

  We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

  - the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or, upon the effectiveness of the currently proposed amendment to the indenture, under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

  - the successor or transferee expressly assumes our obligations under the indenture; and

  - the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

  Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

MODIFICATION OF THE INDENTURE

  The indenture provides that we or the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and
(ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

  - change the date stated on the debt security on which any payment of principal or interest is stated to be due;

  - reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

  - change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

  - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

  - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

  Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

  The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

  - a default in the payment of principal of, or any premium or interest on, any debt security of that series;

  - in respect of a covenant or provision under the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

EVENTS OF DEFAULT

  An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

  - we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

  - we fail to pay principal of or premium, if any, on any debt security of that series when due;

  - we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

  - we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we receive written notice as provided in the indenture;

  - events of bankruptcy, insolvency or reorganization; and

  - any other event defined as an event of default with respect to debt securities of a particular series.

  If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities which are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

  Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

  The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

  We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

SATISFACTION AND DISCHARGE OF THE INDENTURE

  We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

DEFEASANCE OF DEBT SECURITIES

  Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, we may cause ourself (subject to the terms of the indenture) to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

  Under current Federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

THE TRUSTEE

  The trustee is The Bank of New York, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

GOVERNING LAW

  The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

  We currently have authorized 10,000,000 shares of undesignated preferred stock, $1.00 par value per share, none of which were issued and outstanding as of the date of this prospectus. Under Florida law and our charter, our board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval.

  Subject to limitations prescribed by Florida law and our charter and by-laws, our board can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

  Our board is authorized to determine the voting rights of any series of preferred stock, subject to the following restrictions in our charter:

  - holders of shares of our preferred stock are not entitled to more than the lesser of (i) one vote per $100 of liquidation value and (ii) one vote per share, when voting as a class with the holders of shares of our common stock; and

  - holders of shares of our preferred stock are not entitled to vote on any matter separately as a class, other than (i) as required by Florida law, or
    (ii) as specified in the terms of the preferred stock, if the matter to be voted upon would affect the powers, preferences or special rights of the series or with respect to the election of directors in the event of our failure to pay dividends on the series.

  If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the charter amendment establishing the terms of the preferred stock with the SEC. This description will include:

  - the title and stated value;

  - the number of shares offered, the liquidation preference per share and the purchase price;

  - the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

  - whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

  - the procedures for any auction or remarketing, if any;

  - the provisions for a sinking fund, if any;

  - the provisions for redemption, if applicable;

  - any listing of the preferred stock on any securities exchange or market;

  - whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated) and exchange period;

  - voting rights, if any, of the preferred stock;

  - whether interests in the preferred stock will be represented by depositary shares;

  - a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

  - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  - any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

  - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

  The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

  Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank as follows:

  - senior to all classes or series of our common stock, and to all equity securities issued by us, the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights;

  - on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights; and

  - junior to all equity securities we issue, the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to these rights.

  As used for these purposes, the term "equity securities" does not include convertible debt securities.

                          DESCRIPTION OF COMMON STOCK

  Our authorized common stock consists of 400,000,000 shares, $1.00 par value per share. At April 30, 2001, there were 135,689,427 shares of common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of April 30, 2001 was 23,706.

  Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, are entitled to receive any dividends, in cash, securities or property, as our board may declare.

  In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution.

  The common stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

  EquiServe, L.P. is the transfer agent and registrar for our common stock. Its phone number is 800-650-9222.

           ANTI-TAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION AND
                    BYLAWS, FLORIDA LAW AND OUR RIGHTS PLAN

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  Our Articles require the vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes and series entitled to vote generally in the election of directors for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in an election of directors), unless such business combination has been approved by a majority of disinterested directors, or the fair market value and other procedural requirements of our Articles are met.

ELECTION AND REMOVAL OF DIRECTORS

  Our board of directors is divided into three classes. The directors in each class serve for a three year term, one class being elected each year by our stockholders. A vote of a majority of the board or 80% of the combined voting power of the then outstanding shares of stock, voting together as a single class, is required to remove a director, with or without cause. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. Under the terms of our bylaws and Articles, these provisions cannot be changed without a supermajority vote of our stockholders.

UNDER FLORIDA LAW

  Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The "Control Share Acquisitions" section of the Florida Business Corporation Act, or FBCA, generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of a corporation's outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders. We have provided in our bylaws that the Control Share Acquisition Act shall not apply to us.

  The "Affiliated Transactions" section of FBCA generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance of transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding shares of the corporation, or any affiliate of such shareholder.

RIGHTS PLAN

  We have a shareholder rights plan. Under the plan, each outstanding share of our common stock carries with it a right, currently unexercisable, that if triggered permits the holder to purchase large amounts of our or any successor entity's securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 10% of our common stock. The plan, however, prohibits the 10%-acquiror, or its affiliates, from exercising our shares' purchase rights. As a result the acquiror's interest in TECO Energy is substantially diluted. The rights expire in May 2009, subject to extension. We may also redeem the rights at a nominal price per right until 10 business days after a triggering event.

  These and other provisions of our Articles, bylaws and rights plan could discourage potential acquisition proposals and could delay or prevent a change in control.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

  We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates (which we refer to as stock purchase contracts). The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock or preferred stock under the stock purchase contracts (which we refer to as stock purchase units). The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligation under the original stock purchase contract.

  The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

               DESCRIPTION OF WARRANTS AND OTHER PURCHASE RIGHTS

GENERAL

  We may issue warrants and/or other rights to purchase debt securities (which we refer to as debt warrants), preferred stock (which we refer to as preferred stock warrants) or common stock (which we refer to as common stock warrants). We may issue any of these warrants or purchase rights (which we refer to generally as warrants) independently or together with other securities offered by this prospectus and attached to or separate from the other securities. If we issue warrants, we will issue them under warrant agreements between us and a bank or trust company, as agent, all of which will be described in the prospectus supplement relating to the warrants we are offering.

DEBT WARRANTS

  We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

  - the title;

  - the aggregate number offered;

  - their issue price or prices;

  - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

  - the designation and terms of any related debt securities and the number of debt warrants issued with each security;

  - if applicable, the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

  - the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

  - the commencement and expiration dates of the right to exercise;

  - the maximum or minimum number which may be exercised at any time;

  - if applicable, a discussion of the material United States income tax considerations applicable to exercise;

  - and any other terms, including terms, procedures and limitations relating to exercise.

  Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the securities purchasable upon exercise.

OTHER WARRANTS

  The applicable prospectus supplement will describe the following terms of preferred stock warrants or common stock warrants offered under this prospectus:

  - the title;

  - the securities issuable upon exercise;

  - the issue price or prices;

  - the number of warrants issued with each share of preferred stock or common stock;

  - any provisions for adjustment of (i) the number or amount of shares of preferred stock or common stock issuable upon exercise of the warrants or
    (ii) the exercise price;

  - if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

  - if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

  - the commencement and expiration dates of the right to exercise;

  - the maximum and minimum number that may be exercised at any time; and

  - any other terms, including terms, procedures, and limitations relating to exchange or exercise.

EXERCISE OF WARRANTS

  Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

  Warrants may be exercised by delivering to the corporate trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and
(b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

                                USE OF PROCEEDS

  We intend to add the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, repayment of debt and other business opportunities.

                              PLAN OF DISTRIBUTION

  We may sell the securities through one or more of the following ways:

  - directly to purchasers;

  - to or through one or more underwriters or dealers; or

  - through agents.

  A prospectus supplement or term sheet with respect to a particular series of securities will set forth the terms of the offering of those securities, including the following:

  - name or names of any underwriters, dealers or agents;

  - the purchase price of such securities and our proceeds from the sale;

  - underwriting discounts and commissions; and

  - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

  If we use underwriters in the sale, the underwriters will acquire the securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the securities to the public. In connection with the sale of securities, we may compensate the underwriters in the form of underwriting discounts or commissions. The purchasers of the securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement or term sheet, the obligations of any underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

  If we use dealers in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement or term sheet will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, involved in the offer or sale of securities, and set forth any commissions or discounts we grant to the dealer.

  If we use agents in the sales of the securities, the agents may solicit offers to purchase the securities from time to time. Any such agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent set forth, in the applicable prospectus supplement or term sheet. Any agent will be acting on a reasonable effort basis for the period of its appointment or, if indicated in the applicable prospectus supplement or term sheet, on a firm commitment basis.

  We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of those sales would be described in the prospectus supplement or term sheet.

  If the prospectus supplement or term sheet so indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities from us at the public offering price set forth in the prospectus supplement or term sheet pursuant to stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of the contracts.

  Agents, dealers and underwriters may be entitled under agreements with us to indemnification against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with, or perform services for, us or our subsidiaries for customary compensation.

  If indicated in the applicable prospectus supplement or term sheet, one or more firms may offer and sell securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement or term sheet. We may be obligated to indemnify the remarketing firm against some liabilities, including liabilities under the Securities Act, and the remarketing firm may engage in transactions with or perform services for us or our subsidiaries for customary compensation.

  Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

  Any securities, other than our common stock, will be a new issue of securities with no established trading market. We cannot assure you that there will be a market for the securities of any particular security, or that if a market does develop, that it will continue to provide holders of those securities with liquidity for their investment or will continue for the duration the securities are outstanding.

  The prospectus supplement or term sheet relating to each offering will set forth the anticipated date of delivery of the securities.

                                 LEGAL MATTERS

  Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the securities for us.

                                    EXPERTS

  The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of TECO Energy for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

  We filed a registration statement on Form S-3 with the SEC covering the securities. For further information on us and the securities, you should refer to the registration statement and its exhibits. This prospectus discusses material provisions of our indenture dated August 17, 1998 entered into with The Bank of New York as trustee. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture and other documents we have incorporated by reference into the registration statement.

  The SEC allows us to "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

  - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

  - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

  - our Current Reports on Form 8-K dated May 15, 2001, May 2, 2001, April 27, 2001, April 20, 2001, April 11, 2001, March 7, 2001, February 20, 2001 (as
    amended) and February 8, 2001.

  You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Director of Investor Relations
                               TECO Energy, Inc.
                           702 North Franklin Street
                              Tampa, Florida 33602
                                 (813) 228-4111

  You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

==========================================================

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                           Page
                                           ----
About This Prospectus Supplement.........  S-1
Use of Proceeds..........................  S-1
Underwriting.............................  S-2
Legal Matters............................  S-2

                                  Prospectus

Risk Factors.............................    1
Forward Looking Statements...............    1
TECO Energy..............................    2
Ratios of Earnings to Fixed Charges and
  Preferred Stock Dividends..............    2
Description of Debt Securities...........    3
Description of Preferred Stock...........    8
Description of Common Stock..............   10
Anti-Takeover Effects of Our Articles of
  Incorporation and Bylaws, Florida Law
  and Our Rights Plan....................   11
Description of Stock Purchase Contracts
  and Stock Purchase Units...............   12
Description of Warrants, and Other
  Purchase Rights........................   12
Use of Proceeds..........................   14
Plan of Distribution.....................   14
Legal Matters............................   16
Experts..................................   16
Where You Can Find More Information......   16

==========================================================



==========================================================

                     3,500,000 Shares

                    TECO ENERGY, INC.

                       Common Stock

                  ----------------------

                  PROSPECTUS SUPPLEMENT

                  ----------------------

                   GOLDMAN, SACHS & CO.

==========================================================